Exhibit 99.1

ADM Reports Fourth Quarter Earnings of $0.73 per Share,
$0.75 per Share on an Adjusted Basis
•Net earnings of $424 million
•Adjusted segment operating profit up over 30 percent compared to prior fourth quarter
•Expected improvements across all businesses, project launches lead to confidence for stronger 2017

CHICAGO, Feb. 7, 2017—Archer Daniels Midland Company (NYSE: ADM) today reported financial results for the quarter ended December 31, 2016.

“We capitalized on an improved environment, delivering stronger fourth quarter performance after working through difficult market conditions earlier in the year,” said ADM Chairman and CEO Juan Luciano. “Ag Services saw strong results in North America and weak results from the global trade desk. The Corn business delivered a good quarter, led by sweeteners and starches, and saw solid results from bioproducts. Oilseeds results were comparable to last year despite lower global crush margins. In WFSI, WILD Flavors continued to deliver earnings growth, while some of our specialty ingredients businesses faced challenges, which we are addressing.

“We have continued to take important steps to advance our strategic plan by completing additional acquisitions, organic growth projects and portfolio management actions; exceeding our 2016 target for run-rate cost savings; and progressing in our efforts to reduce capital intensity. In line with our balanced capital allocation framework, we returned $1.7 billion to shareholders in dividends and share buybacks during the year.

“With expected improvements across all of our businesses throughout the year and additional contributions from recent projects and new facilities as they ramp up, we are optimistic about improving results throughout 2017.”

Fourth Quarter 2016 Highlights

	Quarter ended December 31
	2016			2015
	As Reported	Adj	Adjusted[1]	As Reported	Adj	Adjusted[1]
	(in millions, except per share amounts)

Earnings per share	$0.73	$0.02	$0.75	$1.19	$(0.54)	$0.65

Segment Operating Profit[1]
Agricultural Services	$237	$8	$245	$219	$(5)	$214
Corn Processing	249	6	255	200	(74)	126
Oilseeds Processing	233	6	239	426	(197)	229
WFSI	37	1	38	38	9	47
Other	50	—	50	17	—	17
Total	$806	$21	$827	$900	$(267)	$633

1 Non-GAAP financial measures; see pages 4 and 9 for explanations and reconciliations, including after-tax amounts.

Fourth Quarter 2016 Highlights (continued)

•
EPS as reported of $0.73 includes a $0.03 per share charge related to asset impairments, restructuring and settlements; a $0.04 per share OPEB curtailment gain; and certain discrete tax expense items of $0.03 per share. Adjusted EPS, which excludes these items, is $0.75[1].

•	Trailing four-quarter-average adjusted ROIC was 5.9 percent[1], 70 basis points below annual WACC of 6.6 percent.

•
The effective tax rate was 32 percent for the quarter and 29 percent for fiscal year 2016, compared to negative 2 percent in the year-ago quarter and 19 percent for fiscal year 2015, due to changes in the geographic mix of earnings and discrete tax items. (See Other Items of Note on page 3 for further details.)

•	During 2016, the company returned $1.7 billion to shareholders through dividends and share repurchases.

Results of Operations
Ag Services saw good execution in North America amid strong global demand for U.S. commodities. Merchandising and handling results increased on strong export volumes in an improved margin environment. However, the global trade desk incurred losses, driven by poor execution and limited forward merchandising opportunities.

Transportation performed well, with modest improvements in results despite an environment of lower freight rates.

Milling and Other had another strong quarter driven by solid product margins—including wheat merchandising and handling income—and sales volumes.

Corn Processing posted significantly improved results. Good performance in sweeteners and starches was driven by solid demand in North America and improved contributions from international operations. Higher results in bioproducts were driven by improved ethanol margins and volumes as a result of robust domestic and export demand. Animal nutrition posted improved results, in part due to operational improvements in the company’s lysine production processes.

Oilseeds Processing results were comparable to the challenging year-ago period. In crushing and origination, South America results were impacted by reduced volumes as a result of the short 2016 soybean and corn crops in Brazil. Global soybean crush margins were negatively impacted by ample substitute proteins worldwide, despite strong global crush volumes. Softseeds performance improved due to higher volumes and margins, driven by more favorable seed supply and better demand for oil.

Refining, packaging, biodiesel and other posted continued strong performance, bolstered by good demand for refined oils and biodiesel.

Results in Asia improved over the prior-year quarter, reflecting increased ownership and improved results from Wilmar.

In WFSI, the WILD Flavors business delivered solid year-over-year growth, with results from the Eatem foods acquisition in North America and good sales in EMEAI and Asia Pacific more than offsetting weaker sales in Latin America. However, overall results declined in the quarter due to continued challenges in certain specialty ingredients businesses. The company began implementing the restructuring of the specialty commodities unit, and saw ongoing market softness in hydrocolloids and fibers, as well as the effects of a short crop in edible beans.

Other Financial operating profit improved on better claims and underwriting results in insurance operations, and a strong performance from ADM Investor Services.

1 Non-GAAP financial measures; see pages 9 and 10 for explanations and reconciliations, including after-tax amounts.

Other Items of Note
As additional information to help clarify underlying business performance, the tables on page 9 include both reported EPS as well as adjusted EPS excluding significant timing effects.

Segment operating profit of $806 million as reported for the quarter includes charges of $16 million related to asset impairment and restructuring activities. Prior-year segment operating profit included impairment and restructuring charges of $146 million, in addition to a net gain of $212 million on the sale of the global cocoa and chocolate businesses and a $185 million gain on the revaluation of the company’s previously held investment in Eaststarch C.V. in conjunction with the acquisition of the remaining interest.

Corporate other results include a $38 million OPEB curtailment gain related to changes to the U.S. retiree medical program and restructuring charges of $3 million. Corporate unallocated costs were up due to higher project spending in 2016 compared to 2015. Prior-year Corporate unallocated included impairment, restructuring and settlement charges of $25 million.

Higher effective tax rates in the fourth quarter of 2016 compared to the fourth quarter of 2015 were due to changes in the geographic mix of earnings, as well as approximately $18 million of discrete tax expenses in 2016, compared to approximately $100 million of discrete tax benefits in 2015, which were a result of portfolio management actions taken in the year-ago quarter.

Conference Call Information
ADM will host a webcast on Feb. 7, 2017, at 8 a.m. Central Time to discuss financial results and provide a company update. A financial summary slide presentation will be available to download approximately 60 minutes prior to the call. To listen to the webcast or to download the slide presentation, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

Forward-Looking Statements
Some of the above statements constitute forward-looking statements. These statements are based on many assumptions and factors that are subject to risk and uncertainties. ADM has provided additional information in its reports on file with the SEC concerning assumptions and factors that could cause actual results to differ materially from those in this presentation, and you should carefully review the assumptions and factors in our SEC reports. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM
For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with approximately 32,000 employees serving customers in more than 160 countries. With a global value chain that includes approximately 500 crop procurement locations, 250 ingredient manufacturing facilities, 38 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations                    Investor Relations
Jackie Anderson                    Mark Schweitzer
312-634-8484                    217-451-8286

Financial Tables Follow

Segment Operating Profit and Corporate Results
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31			Year ended December 31
(In millions)	2016	2015	Change	2016	2015	Change

Agricultural Services Operating Profit	$237	$219	$18	$602	$714	$(112)
Merchandising and handling (excl. specified items)	126	100	26	228	305	(77)
Milling and other (excluding specified item)	62	61	1	226	244	(18)
Transportation (excluding specified items)	57	53	4	119	135	(16)
Gains on sales of assets/revaluation*	—	6	(6)	43	33	10
Impairment and restructuring charges*	(8)	(1)	(7)	(14)	(3)	(11)

Corn Processing Operating Profit	$249	$200	$49	$811	$648	$163
Sweeteners and starches (excl. specified items)	156	102	54	655	457	198
Bioproducts (excluding specified items)	99	24	75	106	149	(43)
Gains on sales of assets*	—	185	(185)	59	191	(132)
Corn hedge timing effects*	(5)	(9)	4	(1)	(13)	12
Impairment and restructuring charges*	(1)	(102)	101	(8)	(136)	128

Oilseeds Processing Operating Profit	$233	$426	$(193)	$871	$1,574	$(703)
Crushing and origination (excl. specified items)	55	86	(31)	386	793	(407)
Refining, packaging, biodiesel, and other (excluding specified items)	93	95	(2)	344	308	36
Asia (excluding specified item)	91	48	43	150	188	(38)
Gain on sale of assets*	—	206	(206)	—	306	(306)
Impairment and restructuring charges*	(6)	(34)	28	(9)	(66)	57
Cocoa hedge timing effects*	—	25	(25)	—	45	(45)

Wild Flavors & Specialty Ingredients Operating Profit (WFSI)	$37	$38	$(1)	$286	$280	$6
WFSI (excluding specified items)	38	47	(9)	275	289	(14)
Impairment and restructuring charges*	(1)	(9)	8	(1)	(9)	8
Gain on revaluation*	—	—	—	12	—	12

Other Operating Profit	$50	$17	$33	$134	$56	$78
Financial	50	17	33	134	56	78

Segment Operating Profit	$806	$900	$(94)	$2,704	$3,272	$(568)
*Memo: Adjusted Segment Operating Profit	$827	$633	$194	$2,623	$2,924	$(301)

Corporate Results	$(177)	$(199)	$22	$(882)	$(988)	$106
LIFO credit (charge)	(2)	(14)	12	(19)	2	(21)
Interest expense - net	(77)	(71)	(6)	(282)	(297)	15
Unallocated corporate costs	(132)	(89)	(43)	(457)	(433)	(24)
Minority interest and other credits (charges)	34	(25)	59	(124)	(260)	136
Earnings Before Income Taxes	$629	$701	$(72)	$1,822	$2,284	$(462)

Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit is segment operating profit adjusted, where applicable, for specified items and timing effects (see items denoted*). Timing effects relate to hedge ineffectiveness and significant mark-to-market hedge timing effects. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items and significant timing effects. Segment operating profit and adjusted segment operating profit are non-GAAP financial measures and are not intended to replace earnings before income tax, the most directly comparable GAAP financial measure. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes or any other measure of consolidated operating results under U.S. GAAP.

Consolidated Statements of Earnings
(unaudited)

	Quarter ended December 31		Year ended December 31
	2016	2015	2016	2015
	(in millions, except per share amounts)

Revenues	$16,501	$16,445	$62,346	$67,702
Cost of products sold	15,475	15,580	58,662	63,682
Gross profit	1,026	865	3,684	4,020
Selling, general, and administrative expenses	470	489	2,045	2,039
Asset impairment, exit, and restructuring costs	19	104	55	200
Equity in earnings of unconsolidated affiliates	(139)	(103)	(292)	(390)
Interest income	(24)	(19)	(92)	(71)
Interest expense	80	73	293	308
Other income - net	(9)	(380)	(147)	(350)
Earnings before income taxes	629	701	1,822	2,284
Income taxes	(203)	16	(534)	(438)
Net earnings including noncontrolling interests	426	717	1,288	1,846
Less: Net earnings (losses) attributable to noncontrolling interests	2	(1)	9	(3)
Net earnings attributable to ADM	$424	$718	$1,279	$1,849

Diluted earnings per common share	$0.73	$1.19	$2.16	$2.98

Average number of shares outstanding	583	603	591	621

Other (income) expense - net consists of:
Losses (Gains) on sales of assets/revaluations (a)	$(13)	$(433)	$(130)	$(572)
Loss on debt extinguishment	—	—	—	189
Other - net	4	53	(17)	33
	$(9)	$(380)	$(147)	$(350)

(a) Current period gain in Ag Services (Q4 $4 million, YTD $51 million) related principally to realized contingent consideration from the sale of the Company’s equity investment in Gruma S.A.B de C.V. in December 2012 of $48 million partially offset by a $5 million loss on sale of assets; Corn (Q4 $2 million gain & YTD $60 million gain) related principally to finalization of the gain on sale of the Company’s Brazilian sugar ethanol facilities; WFSI (Q4 $0 & YTD $12 million) related to the gain on revaluation of the remaining interest to settlement value in conjunction with the acquisition of the remaining interest in Amazon Flavors; Corporate (Q4 $0 and YTD $5 million loss) related to a loss on sale of an equity investment; and individually insignificant disposal gains in Oilseeds and Other (Q4 $7 million; YTD $12 million). Prior period gain includes disposals in Ag Services (Q4 $6 million, YTD $35 million) related principally to the revaluation of the Company's previously held investments in North Star Shipping and Minmetal in conjunction with the acquisition of the remaining interest in Q2; Corn (Q4 $192 million, YTD $200 million) related principally to the revaluation of the Company’s previously held investment in Eaststarch C.V. in conjunction with the acquisition of the remaining interest in Q4 and the sale of the lactic business in Q2; Oilseeds (Q4 $230 million, YTD $332 million) related to the sales of the global cocoa business in Q4 and the global chocolate business in Q3 and the Barcarena export terminal transaction in Q2; and individually insignificant gains in WILD Flavors and Specialty Ingredients and Corporate (Q4 and YTD $5 million)

Summary of Financial Condition
(Unaudited)

	December 31, 2016	December 31, 2015
	(in millions)
Net Investment In
Cash and cash equivalents (b)	$619	$910
Short-term marketable securities (b)	296	438
Operating working capital (a)	7,384	7,074
Property, plant, and equipment	9,758	9,853
Investments in and advances to affiliates	4,497	3,901
Long-term marketable securities	187	439
Goodwill and other intangibles	3,703	3,688
Other non-current assets	579	447
	$27,023	$26,750
Financed By
Short-term debt (b)	$154	$86
Long-term debt, including current maturities (b)	6,777	5,791
Deferred liabilities	2,887	2,958
Temporary equity	24	—
Shareholders’ equity	17,181	17,915
	$27,023	$26,750

(a)	Current assets (excluding cash and cash equivalents and short-term marketable securities) less current liabilities (excluding short-term debt and current maturities of long-term debt).

(b)	Net debt is calculated as short-term debt plus long-term debt, including current maturities less cash and cash equivalents and short-term marketable securities.

Summary of Cash Flows
(unaudited)

	Year ended December 31
	2016	2015
	(in millions)
Operating Activities
Net earnings	$1,288	$1,846
Depreciation and amortization	900	882
Asset impairment charges	34	129
Gains on sales of assets/revaluations	(130)	(572)
Other - net	(32)	(53)
Changes in operating assets and liabilities	(585)	238
Total Operating Activities	1,475	2,470

Investing Activities
Purchases of property, plant and equipment	(882)	(1,125)
Net assets of businesses acquired	(130)	(479)
Proceeds from sale of business/assets	195	1,765
Marketable securities - net	258	35
Other investing activities	(652)	(217)
Total Investing Activities	(1,211)	(21)

Financing Activities
Long-term debt borrowings	1,041	1,252
Long-term debt payments	(14)	(994)
Net borrowings (payments) under lines of credit	61	(18)
Purchases of treasury stock	(1,000)	(2,040)
Cash dividends	(701)	(687)
Other	34	(162)
Total Financing Activities	(579)	(2,649)

Increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(315)	(200)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	1,003	1,203
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$688	$1,003

Segment Operating Analysis
(unaudited)

	Quarter ended December 31		Year ended December 31
	2016	2015	2016	2015
	(in ‘000s metric tons)
Processed volumes
Oilseeds Processing	8,651	8,825	33,788	34,260
Corn Processing (1)	5,650	6,077	22,273	23,126
Total processed volumes	14,301	14,902	56,061	57,386

	Quarter ended December 31		Year ended December 31
	2016	2015	2016	2015
	(in millions)
Revenues
Agricultural Services	$8,066	$8,029	$27,893	$29,682
Corn Processing	2,516	2,431	9,466	9,995
Oilseeds Processing	5,281	5,355	22,152	25,217
Wild Flavors and Specialty Ingredients	544	531	2,427	2,407
Other	94	99	408	401
Total revenues	$16,501	$16,445	$62,346	$67,702

(1) The overall decrease in corn for the quarter and year ended December 31, 2016 relates to the disposal of the sugar ethanol operations in May 2016 partially offset by volumes from the acquisition of Eaststarch C.V. in November 2015.

Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31		Year ended December 31
	2016	2015	2016	2015
EPS (fully diluted) as reported	$0.73	$1.19	$2.16	$2.98
Adjustments:
LIFO charge (a)	—	0.01	0.02	—
Gains on sales of assets/revaluations (b)	—	(0.70)	(0.15)	(0.83)
Asset impairment, restructuring, and settlement charges (c)	0.03	0.24	0.13	0.37
Loss on debt extinguishment (d)	—	—	—	0.19
Post-retirement benefit adjustment (e)	(0.04)	—	(0.04)	—
Certain discrete tax adjustments (f)	0.03	(0.12)	0.04	(0.10)
Effective tax rate adjustment (g)	—	0.03	—	—
Sub-total adjustments	0.02	(0.54)	—	(0.37)
Adjusted earnings per share (non-GAAP)	$0.75	$0.65	$2.16	$2.61
Memo: Timing effects (gain) loss
Corn (h)	—	0.01	—	0.01
Cocoa (i)	—	(0.04)	—	(0.06)
Sub-total timing effects	—	(0.03)	—	(0.05)
Adjusted EPS excluding timing effects (non-GAAP)	$0.75	$0.62	$2.16	$2.56

(a)
Current quarter and YTD changes in the Company’s LIFO reserves of $2 million pretax ($1 million after tax), and $19 million pretax, ($12 million after tax), respectively, tax effected using the Company’s U.S. effective income tax rate. Prior quarter and YTD changes in the Company’s LIFO reserves of $14 million pretax ($9 million after tax) and $2 million pretax ($1 million after tax), respectively, tax effected using the Company’s U.S. effective income tax rate.

(b)
Current period YTD gains of $109 million pretax ($92 million after tax), primarily related to recovery of loss provisions and gain related to the sale of the Company’s Brazilian sugar ethanol facilities of $59 million pretax ($59 million after tax), realized contingent consideration on the sale of the Company’s equity investment in Gruma S.A. de C.V. in December 2012 of $48 million pretax ($33 million after tax), and revaluation of the remaining interest to settlement value in conjunction with the acquisition of the remaining interest in Amazon Flavors of $12 million ($8 million after tax), partially offset by a $5 million pretax ($3 million after tax) loss on sale of assets and a $5 million pretax ($5 million after tax) loss on sale of an equity investment , tax effected using the applicable tax rates. Prior period gains of $397 million pretax ($421 million after tax), related to the sale of the global cocoa business and the revaluation of the Company’s previously held investment in Eaststarch C.V. in conjunction with the acquisition of the remaining interest, tax effected using the applicable tax rates. Prior period YTD gains of $530 million pretax ($515 million after tax) also include the sale of the global chocolate business, the revaluation of the Company’s previously held investments in North Star Shipping and Minmetal in conjunction with the acquisition of the remaining interest, the sale of assets to the new Barcarena export terminal joint venture in Brazil, and sale of the lactic acid business, tax effected using the applicable tax rates.

(c)
Current quarter charges of $19 million pretax ($13 million after tax) related to impairment of certain long-lived assets and restructuring charges, tax effected using the applicable tax rates. Current YTD charges of $117 million pretax ($77 million after tax), primarily related to legal fees and settlement, impairment of certain long-lived assets and investments, and restructuring charges, tax effected using the applicable tax rates. Prior period and YTD charges of $171 million pretax ($141 million after tax) and $267 million pretax ($230 million after tax), respectively, primarily related to impairment of certain long-lived assets, pension and other settlement, exit costs, and restructuring charges, tax effected using the applicable tax rates.

(d)
Debt extinguishment charge of $189 million pretax ($118 million after tax), related to cash tender offers of certain of the Company’s outstanding debentures, tax effected using the Company’s U.S. effective income tax rate.

(e)	U.S. retiree medical benefit curtailment gain of $38 million pretax ($24 million after tax), tax effected using the Company’s U.S. effective income tax rate.

(f)
Certain discrete tax adjustments unrelated to current period earnings totaling $21 million and $24 million, related to valuation allowances, deferred tax re-rates, and changes in assertion in the current quarter and YTD, respectively, and $73 million and $60 million related to valuation allowances and deferred tax re-rates in the prior period and YTD, respectively.

(g)	Impact to EPS due to the change in annual effective tax rate.

(h)
Prior period and YTD corn timing effect losses of $9 million pretax ($6 million after tax) and $13 million pretax ($8 million after tax), respectively, tax effected using the Company's U.S. effective income tax rate.

(i)
Prior period and YTD cocoa timing effect gains of $25 million pretax ($26 million after tax) and $45 million pretax ($39 million after tax), respectively, tax effected using the Company’s effective income tax rate.

Adjusted EPS and adjusted EPS excluding timing effects reflect ADM’s fully diluted EPS after removal of the effect on EPS as reported of certain specified items and timing effects as more fully described above. Management believes that these are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be an alternative to EPS as reported, the most directly comparable GAAP financial measure, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective quarter in order to arrive at an adjusted EPS amount for each specified item and timing effect.

Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2016	June 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Dec. 31, 2016

Net earnings attributable to ADM	$230	$284	$341	$424	$1,279
Adjustments:
Interest expense	70	65	78	80	293
LIFO	14	88	(85)	2	19
Other adjustments	13	(106)	82	(19)	(30)
Total adjustments	97	47	75	63	282
Tax on adjustments	(40)	(39)	(22)	(2)	(103)
Net adjustments	57	8	53	61	179
Total Adjusted ROIC Earnings	$287	$292	$394	$485	$1,458

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Mar. 31, 2016	June 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Quarter Average

Equity (1)	$17,899	$17,655	$17,538	$17,173	$17,566
+ Interest-bearing liabilities (2)	6,646	7,386	7,073	6,931	7,009
+ LIFO adjustment (net of tax)	44	99	45	47	59
Other adjustments	5	(87)	57	10	(4)
Total Adjusted Invested Capital	$24,594	$25,053	$24,713	$24,161	$24,630

Adjusted Return on Invested Capital					5.9%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, capital lease obligations, and long-term debt

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve and other specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after tax effect of the LIFO reserve, and other specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of LIFO inventory reserves and other specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.